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                                                                Exhibit 99(a)(4)

                           Offer To Purchase for Cash
                                  Up to 49.9%
                        Of the Outstanding Common Stock
                                       of
                        Dynamics Corporation of America
                                       at
                              $55.00 Net Per Share
                                       by
                          CTS First Acquisition Corp.
                           a Wholly Owned Subsidiary
                                       of
                                CTS Corporation

 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 13, 1997, UNLESS THE OFFER IS EXTENDED.

                                                                    May 16, 1997

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    We are asking you to contact your clients for whom you hold shares of common stock, par value $.10 per share (the "Shares"), of Dynamics Corporation of America, a New York corporation (the "Company"). Please bring to their attention as promptly as possible the offer being made by CTS First Acquisition Corp., a New York corporation ("Purchaser") and a wholly owned subsidiary of CTS Corporation, an Indiana corporation ("CTS"), to purchase Shares of the Company, together with the associated purchase rights issued pursuant to the Company Rights Agreement (the "Rights") at a price of $55.00 per Share (and associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer To Purchase, dated May 16, 1997 (the "Offer To Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith. The Offer has been made pursuant to an Agreement and Plan of Merger, dated as of May 9, 1997, among the Company, the Purchaser and CTS (the "Merger Agreement"), according to which the Offer will be followed by a merger in which each outstanding common share of the Company will be converted into the right to receive 0.88 shares of CTS common stock. The Merger Agreement has been approved by the Board of Directors of the Company. For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

        1.  Offer To Purchase, dated May 16, 1997;

        2. Letter of Transmittal to be used by holders of Shares and/or Rights in accepting the Offer. Facsimile copies of the Letter of Transmittal may be used to accept the Offer;

        3. Notice of Guaranteed Delivery to be used to accept the Offer if the certificates evidencing such Shares and/or Rights are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis;
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        4.  A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

        5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        6.  Return envelope addressed to the Depositary.

    We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. You will be reimbursed by the Purchaser for customary mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the sale and transfer of Shares to it or its order, except as otherwise provided in Instruction 6 of the Letter of Transmittal. YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 13, 1997, UNLESS THE OFFER IS EXTENDED.

    In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal, and, if necessary, any other required documents should be sent to the Depositary and (2) either certificates representing the tendered Shares and/or Rights should be delivered to the Depositary, or such Shares and/or Rights should be tendered by book-entry transfer into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer To Purchase), all in accordance with the Instructions set forth in the Letter of Transmittal and the Offer To Purchase.

    If holders of Shares and/or Rights wish to tender, but it is impracticable for them to forward their certificates or other required documents to the Depositary prior to the expiration of the Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in "The Offer--Procedures for Tendering Shares" of the Offer To Purchase. Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at the address and telephone number as set forth on the back cover page of the Offer To Purchase.

    Additional copies of the above documents may be obtained from the Information Agent, at the address and telephone number set forth on the back cover of the Offer To Purchase.

                                          Very truly yours,
                                          J.P. MORGAN SECURITIES INC.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF CTS, PURCHASER, THE DEPOSITARY OR THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.